Exhibits 5.1 and 23.1

January 26, 2022

Deep Green Waste & Recycling, Inc.

13110 NE 177th Place, Suite 293

Woodinville, WA 98072

Re: Post-Effective Amendment No. 2 to Registration Statement on Form S-1

Ladies and Gentlemen:

I am counsel for Deep Green Waste & Recycling, Inc., a Wyoming corporation (the “Company”), in connection with the public offering of up to 204,597,704 shares of the common stock, $0.001 par value per share (“Common Stock”), of the Company by the selling shareholders listed under “Selling Shareholders (collectively, the “Selling Shareholders”) in the Post-Effective Amendment No. 2 to Registration Statement on Form S-1 (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended, as to which this opinion is a part, to be filed with the Securities and Exchange Commission on or about January 26, 2022.

In connection with rendering my opinion as set forth below, I have reviewed and examined originals or copies identified to my satisfaction of the following:

(1) Articles of Incorporation, of the Company as filed with the Secretary of State of Wyoming;

(2) By-laws of the Company;

(3) Corporate minutes containing the written resolutions of the Board of Directors of the Company;

(4) The Post-Effective Amendment and the prospectus contained within the Post-Effective Amendment; and

(5) The other exhibits of the Post-Effective Amendment.

I have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as I have deemed necessary or appropriate under the circumstances.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as certified, conformed, facsimile, electronic or photostatic copies. I have relied upon the statements contained in the Post-Effective Amendment and certificates of officers of the Company, and I have made no independent investigation with regard thereto.

Based upon the foregoing and in reliance thereon, it is my opinion that the 204,597,704 shares of common stock that are issuable and being offered by the Selling Shareholders upon conversion of the subject convertible notes and issuance of commitment shares will be legally issued, fully paid and non-assessable when offered by the Selling Shareholders under the Post-Effective Amendment, pursuant to the laws of the State of Wyoming and the laws of the United States of America.

I hereby consent to this opinion being included as an exhibit to the Post-Effective Amendment and to the use of my name under the caption “EXPERTS” in the prospectus constituting a part thereof.

Law Offices of Gary L. Blum

/s/ Gary L. Blum, Esq.
Gary L. Blum, Esq.